 Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE AGREEMENT

between

Amherst Pierpont Securities LLC, as the Buyer,

and

Home Point Financial Corporation, as the Seller

Dated as of October 1, 2020

EXHIBITS

SCHEDULE 1	[Reserved]
EXHIBIT I	Transaction Request
EXHIBIT II	[Reserved]
EXHIBIT III	Form of Settlement Statement

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of October 1, 2020 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and between Amherst Pierpont Securities LLC, a Delaware limited liability company (the “Buyer”) and Home Point Financial Corporation, a New Jersey corporation (the “Seller”).

RECITALS

From time to time the Seller and the Buyer may enter into transactions in which the Seller agrees to sell to the Buyer Certified Pools and other assets as more particularly described below in the definition of “Purchased Assets” and the Buyer agrees to purchase such Certified Pools in accordance with the terms and conditions set forth herein, subject to the Seller’s obligations to repurchase such Certified Pools. Each such transaction shall be referred to herein as a “Transaction” and, collectively, the “Transactions” and shall be governed by this Agreement.

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01      Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement.

“Act of Insolvency” shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person:

(a)       Such Person shall admit in writing its inability to pay its debts as such debts become due; or

(b)       Such Person shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any other action for the purpose of effecting any of the foregoing; or

(c)       A proceeding or case shall be commenced, without the application or consent of such Person in any court of competent jurisdiction, seeking (i) the reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of such Person’s debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of such Person or of all or any substantial part of its property, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of [***] or more days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code, in effect from time to time; provided that other than the Seller and its Subsidiaries, no other portfolio company of Stone Point Capital LLC or its affiliates shall be deemed an Affiliate of Seller.

“Agency Approvals” shall have the meaning specified in Section 8.16(a).

“Agreement” shall have the meaning specified in the preamble hereto.

“Applicable Law” means, as to any Person, all applicable laws binding upon such  Person or to which such a Person is subject.

“Banking Department” shall have the meaning specified in Section 8.16(b).

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, Title 11 U.S.C. Section 101 et. seq., as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banks in the States of New York, Texas or Michigan or the state in which the Custodian is located are authorized or obligated by law or executive order to be closed, or (iii) any day on which either the Buyer or Seller is closed for business.

“Buyer” shall have the meaning specified in the preamble hereto.

“Buyer Confidential Information” shall have the meaning specified in Section 11.17(a).

“Buyer’s Margin Amount” shall mean, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price (ignoring for this purpose only any component of the Repurchase Price representing Expenses and/or indemnity amounts) for such Transaction as of such date.

“Buyer’s Margin Percentage” shall mean, with respect to any Transaction as of any date, a percentage agreed to by Buyer and Seller or, in the absence of such agreement the percentage obtained by dividing the Market Value of the Certified Pools and the related Purchased Assets as of the Purchase Date by the Purchase Price for such Purchased Assets on the related Purchase Date for such Transaction.

“Capital Lease Obligations” shall mean for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of  [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of  [***] (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than  [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within  [***] after the day of acquisition, (e) securities with maturities of  [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of  [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certified Mortgage Loan” shall mean a Mortgage Loan that the Custodian has initially certified to Ginnie Mae in accordance with Section 3 of the Custodial Agreement.

“Certified Pools” shall mean each Pool of Eligible Mortgage Loans that is the subject of an “initial certification” by the Custodian to Ginnie Mae in accordance with the GNMA Guide. Each Certified Pool shall contain all property rights in and to all Purchased Assets contained in such Certified Pool. Notwithstanding anything to the contrary herein, all right, title and interest of the Buyer in any Certified Pool shall adhere and attach herein only for so long as such Certified Pool is subject to a Transaction hereunder.

“Closing Date” shall mean October 1, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Confirm” shall mean a Collateral Confirm issued by the Custodian to the Buyer pursuant to the Custodial Agreement confirming the Custodian’s possession of the Mortgage Files.

“Collection Account” means, as the context may require, either or both of the two  accounts, as applicable, established by the Seller at Merchants Bank of Indiana, ABA Number  [***] and having the account number  [***] (for principal and interest) and the account number [***] (for Taxes and insurance).

“Confirmation” shall have the meaning specified in Section 2.04(a).

“Costs” shall have the meaning specified in Section 11.01.

”Credit File” shall mean all papers and records of whatever kind or description, whether developed or originated by the Seller or others, required to document a Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Mortgage File.

“Custodial Agreement” means the Tri-Party Custody Agreement, dated as of October 1, 2020 among the Buyer, the Seller and the Custodian, as amended, supplemented or otherwise modified from time to time.

“Custodian” shall mean U.S. Bank, National Association, a national banking association, and its successors in interest, as custodian under the Custodial Agreement, and any successor custodian under the Custodial Agreement.

“Default” shall mean an event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Disputes” shall have the meaning specified in Section 8.05.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Electronic Agent” shall mean MERSCORP Holdings, Inc., and its successors and assigns.

“Electronic Tracking Agreement” shall mean that certain Electronic Tracking Agreement, if any, among the Buyer, the Seller, the Electronic Agent and Mortgage Electronic Registration Systems, Inc.; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format reasonably acceptable to the applicable recipient thereof.

“Eligible Mortgage Loan” shall mean a Mortgage Loan:

(a)       Which is secured by a Mortgage;

(b)       Which is secured by a first lien on real property;

(c)       Which was originated in accordance with underwriting guidelines acceptable to FHA, VA, RD, or the PIH, as applicable, and to GNMA;

(d)       Which is eligible for insurance by the FHA or for guaranty by the VA or guaranty or issuance by RD or PIH;

(e)       The proceeds of which have been fully disbursed to the Mortgagor and there is no obligation for the mortgagee or its agent to advance additional funds thereunder unless required per FHA, VA, RD, PIH or GNMA requirements for a GNMA Securitization;

(f)       The servicing rights appurtenant to which are not pledged to or otherwise encumbered by, any Person other than the Buyer (or as otherwise required by GNMA), unless such pledge or encumbrance will be removed upon the payment of the applicable repurchase price to any prior warehouse lender or other financing party out of the Purchase Price);

(g)       [reserved.]

(h)       Which the Custodian has designated as being a Certified Mortgage Loan;

(i)        Which is contained in a pool that has the associated pool number and CUSIP indicated on the Custodian Loan Transmission delivered by the Custodian; and

(j)        Which meets any other requirements agreed to between the Seller and the Buyer with respect to any Transaction hereunder.

“Event of Default” shall have the meaning specified in Section 10.01 hereof.

“Executive Order” shall have the meaning specified in Section 8.15 hereof.

“Expenses “ shall mean Ongoing Expenses and Upfront Expenses.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIA” shall have the meaning specified in Section 11.10(c).

“FDICIA” shall have the meaning specified in Section 11.01(d).

“FHA” shall mean the Federal Housing Administration or any successor thereto.

“FHA Mortgage Loan” means any mortgage loan which is originated in compliance with applicable FHA guidelines and upon the origination of such mortgage loan and the submission thereof by the related originator to the FHA, the related originator received the necessary endorsements and approvals by the FHA, as evidenced by the FHA mortgage insurance certificate.

“Final Repurchase Date” shall mean, for any Transaction, the earlier to occur of (a) the related Repurchase Date and (b) the Termination Date.

“Forward Exposure” shall mean with respect to any party and a Transaction on any date, (i) the amount of loss, if any, such party would incur upon canceling such Transaction and entering into a replacement transaction by reference to the price for such replacement transaction on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, or (ii) if such Transaction has been the subject of a Related Transaction under Section 11.05 hereof, the costs to Buyer of unwinding such Related Transaction, plus the applicable Price Differential for the number of days elapsed from the Purchase Date to the date of the mini close-out payment under Section 2.06.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“GinnieNET” means Ginnie Mae’s web-based application that accommodates electronic pooling and investor reporting via the internet.

“Ginnie Mae” or “GNMA” shall mean the Government National Mortgage Association or any successor thereto.

“GNMA Guide” shall mean Ginnie Mae’s “MBS Guide” as in effect from time to time.

“GNMA Lien” shall mean the Lien of Ginnie Mae on Certified Mortgage Loans included in a Certified Pool, which such Lien attaches during the pool processing as provided in HUD Form 11711A and which Lien continues for so long as the Mortgage Loans remain as Certified Mortgage Loans included in a GNMA Security.

“GNMA Securitization” shall mean a securitization pursuant to which GNMA Securities are issued.

“GNMA Security” shall mean a Ginnie Mae security backed by Mortgage Loans, which is issued by Seller or by another Ginnie Mae-approved issuer and guaranteed by Ginnie Mae.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Seller or any of its Subsidiaries, or any of their properties.

“HUD” shall mean the United States Department of Housing and Urban Development or any successor thereto.

“Income” shall mean, with respect to any Purchased Asset at any time, all prepayments and payoffs, sale proceeds, insurance claims, condemnation awards, real estate owned rents and any other income and all other amounts received with respect to such Purchased Asset; provided, that Income shall not include any escrow payments or mortgage servicing fees or the proceeds of the sale by the Seller of any mortgage servicing rights relating to any of the Mortgage Loans.

“Indemnified Party” shall  have the meaning specified in Section 11.01.

“Lien” shall mean any mortgage, lien, deed of trust, pledge, charge, security interest or similar encumbrance.

“Loan Level Representation” shall mean any representation or warranty in Sections 6.07(d) or 8.18.

“Margin Call” shall have the meaning specified in Section 3.01(a).

“Margin Deficit” shall have the meaning specified in Section 3.01(a).

“Margin Excess” shall have the meaning specified in Section 3.01(b).

“Margin Notice Deadline” shall mean  [***] New York City time on the applicable Business Day.

“Market Value” shall mean, as of any date, with respect to any Certified Pool or any specific Purchased Asset, the value of such Certified Pool or specific Purchased Asset, as marked to market by the Buyer in accordance with a commercially reasonable methodology; provided that the following Mortgage Loans shall have a Market Value of zero: (a) any Mortgage Loan that is not eligible to be included in a GNMA Securitization, and (b) any Mortgage Loan that is not an Eligible Mortgage Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Seller to perform its obligations under any of the Repurchase Documents, (b) the validity or enforceability of any of the Repurchase Documents, (c) the rights and remedies of the Buyer against Seller under any of the Repurchase Documents, (d) the Market Value of all or any significant portion of the Certified Pools and/or the Purchased Assets, (e) the Buyer’s ownership or security interest in all or any significant portion of the Certified Pools and/or the Purchased Assets.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System” shall mean MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first Lien on a fee simple residential Mortgaged Property securing the Mortgage Note or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice.

“Mortgage File” shall mean, as to each Mortgage Loan, those documents that are delivered to the Custodian or which at any time come into the possession of the Custodian pursuant to the Custodial Agreement.

“Mortgage Loan” shall mean a FHA Mortgage Loan, a VA Mortgage Loan, a RD Mortgage Loan or a PIH Mortgage Loan, with respect to which the Custodian has been instructed to hold the related Mortgage File pursuant to the Custodial Agreement; provided, that, for the avoidance of doubt, such Mortgage Loan includes, without limitation, the Mortgage Note, the related Mortgage and all associated Servicing Rights.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean, with respect to a Mortgage Loan, a fee simple interest in, or a leasehold estate (to the extent the use of leasehold estates for residential properties in such jurisdictions is a widely accepted practice) with respect to, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“OFAC Regulations” shall have the meaning specified in Section 8.15 hereof.

“Ongoing Expenses” shall mean all expenses (excluding Upfront Expenses and Taxes) incurred by or on behalf of the Buyer in connection with this Agreement or any Repurchase Document and any amendment, supplement or other modification or waiver related thereto, including without limitation, the reasonable costs and expenses incurred in connection with the enforcement of this Agreement or any Repurchase Document and any reasonable and documented attorney’s fees.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“PIH” means the United States Department of Housing and Urban Development’s Office of Public and Indian Housing.

“PIH Mortgage Loan” means any mortgage loan which is originated in compliance with applicable PIH guidelines and requirements and is insured or guaranteed by the PIH.

“Pool” shall have the meaning specified for such term in the “Definitions of Terms” section of “Ginnie Mae MBS Loan-Level Disclosure Definitions” in the GNMA Guide, which, as of the date of this Agreement, means “[a] collection of mortgage loans, which is the basis for a mortgage-backed security”.

“Pool Settlement Date” shall mean, with respect to any Certified Pool, any date on which the GNMA Securities related to such Certified Pool are credited to the securities account referenced in section 2.05 hereof.

“Price Differential” shall mean with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the Seller to the Buyer with respect to such Transaction).

“Pricing Rate” shall mean, for any Transaction the per annum percentage rate for determination of the Price Differential as set forth in the related Confirmation.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by the Seller to the Buyer hereunder.

“Purchase Price” shall mean the price at which a Certified Pool and the related Purchased Assets is transferred by the Seller to the Buyer or its designee (including the Custodian) on the related Purchase Date.

“Purchased Assets” has the meaning specified in Section 6.01.

“RD” means the United States Department of Agriculture Rural Development.

“RD Mortgage Loan” means any mortgage loan which is originated in compliance with applicable RD guidelines and requirements and is insured or guaranteed by the RD.

“Register” has the meaning specified in Section 11.23.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Transaction” has the meaning specified in Section 11.05(b).

“Repurchase Date” shall mean the earlier to occur of (a) the date specified as such in the related Confirmation (which shall in no event be more the 364 days from the Closing Date and which shall be the related Pool Settlement Date following the related Purchase Date unless otherwise mutually agreed by the parties hereto, or (b) the earlier date specified by the Buyer following the occurrence of an Event of Default, if any date is so specified.

“Repurchase Documents” shall mean this Agreement, the Custodial Agreement, the Electronic Tracking Agreement, if any, and any other agreement entered into between the Seller and the Buyer in connection herewith.

“Repurchase Obligations” shall have the meaning specified in Section 2.07.

“Repurchase Price” means, with respect to a Certified Pool and the related Purchased Assets, the sum of (a) the portion of the Purchase Price not yet repaid, and (b) the portion of accrued and unpaid Price Differential, overdue Expenses and overdue indemnity amounts due from the Seller under this Agreement related to such Certified Pool and the related Purchased Assets, as reduced by all related amounts, if any, previously credited or transferred to the Buyer pursuant to Section 4.02 upon the occurrence of an Event of Default.

“Requirement of Law” shall mean as to any Person, the organization documents of such Person, and any law, treaty, rule, binding guidance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer or the chief operating officer of such Person.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Seller” shall mean with respect to any Transaction, Home Point Financial Corporation, a New Jersey corporation, and its successors in interest and permitted assigns.

“Seller Confidential Information” shall have the meaning specified in Section 11.17(b).

“Seller’s Margin Amount” shall mean with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Seller’s Margin Call” shall have the meaning specified in Section 3.01(b).

“Seller’s Margin Percentage” shall mean with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by the Buyer and the Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Certified Pools and the related Purchased Assets as of the Purchase Date by the Purchase Price for such Purchased Assets on the related Purchase Date for such Transaction.

“Servicing Records” shall mean any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Mortgage Loans whether maintained in paper or electronic format and including electronic images of any such records.

“Servicing Rights” shall mean, with respect to each Mortgage Loan, the right to do any and all of the following: (a) service and administer such Mortgage Loan; (b) collect any payments or monies payable or received for servicing such Mortgage Loan; (c) collect any late fees, assumption fees, penalties or similar payments with respect to such Mortgage Loan; (d) enforce the provisions of all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the servicer thereunder, including, but not limited to, any clean-up calls and termination options; (e) collect and apply any escrow payments or other similar payments with respect to such Mortgage Loan; (f) control and maintain all accounts and other rights of payments related to any of the property described in the other clauses of this definition; (g) possess and use any and all documents, files, records, servicing files, servicing documents, Servicing Records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan; and (h) enforce any and all rights, powers and privileges incident to any of the foregoing.

“Settlement Statement” shall mean each schedule in substantially the form of Exhibit III hereto, prepared by the Buyer with respect to each Pool Settlement Date and issuance of GNMA Securities and detailing, among other things, the Repurchase Price for the related Certified Pool, the proceeds of the sale of the related GNMA Securities and the application of such proceeds, and whether any Margin Excess or Margin Deficit would exist following the application of such proceeds.

“Sub-Servicer” shall have the meaning specified in Section 9.12(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the earlier to occur of (a) the date specified by the Buyer following the occurrence of an Event of Default that is not waived by the Buyer in writing, if any date is so specified, and (b) the date on which the parties agree to terminate this Agreement.

“Third-Party Diligence Expenses” shall mean reasonable and invoiced expenses incurred by the Buyer in retaining third-party diligence providers to review the Seller’s policies and procedures with respect to data integrity, legal compliance and other customary diligence matters relating to the extension of consumer credit, warehouse financing and securitization of mortgage loans in connection with Ginnie Mae’s MBS programs.

“Transaction” or “Transactions” has the meaning specified in the Recitals hereto.

“Transaction Request” means a request delivered in accordance with Section 2.03(b) from the Seller to the Buyer, in the form attached as Exhibit I hereto, to enter into a Transaction.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted in each applicable state as in effect on the date hereof.

“Upfront Expenses” shall mean all reasonable invoiced out of pocket expenses (excluding Ongoing Expenses, and Taxes) incurred by or on behalf of Buyer associated with the start-up of this facility (including the expenses incurred for the initial onboard and set up of the facility), the preparation, execution, delivery and administration of the Repurchase Documents and including the reasonable fees, disbursements and other charges of Buyer’s counsel and Third-Party Diligence Expenses.

“Upfront Expense Cap” shall mean a maximum of  [***].

“VA” means the United States Department of Veterans Affairs or any successor thereto.

“VA Mortgage Loan” means any mortgage loan originated in compliance with applicable VA guidelines and upon the origination of such mortgage loan and the submission thereof by the related originator to the VA, the related originator received the necessary endorsements and approvals by the VA, as evidenced by the VA loan guaranty certificate.

Section 1.02      Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

INITIATION; TERMINATION

Section 2.01      Conditions Precedent to Initial Transaction. The Buyer may enter into the initial Transaction only following the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions (unless any such condition is otherwise waived by Buyer):

(a)          The Buyer shall have received from the Seller the following documents, each of which shall be satisfactory in form and substance to the Buyer and its counsel:

(i)       Master Repurchase Agreement. This Agreement, duly completed and executed by the parties hereto;

(ii)       Custodial Agreement. The Custodial Agreement, duly executed and delivered by each party thereto;

(iii)       UCC Financing Statements. Evidence that all other actions necessary or, in the opinion of the Buyer, desirable to perfect and protect the Buyer’s interest in the Certified Pools and the related Purchased Assets have been taken, including, without limitation, filed UCC Financing Statements naming the Seller as debtor and the Buyer or its assigns as Secured Party and describing the Certified Pools and the related Purchased Assets, including by reference to this Agreement;

(iv)       Seller’s Officer’s Initial Purchase Certificate. An Officer’s Certificate in such form as agreed between the parties;

(v)       Status of Seller. Evidence of Seller’s status as an FHA and VA approved mortgagee and a GNMA approved issuer;

(vi)       Legal Opinions. Legal opinions as to the due authorization, execution and delivery and enforceability with respect to the Seller of the Repurchase Documents; the status of this Agreement as either a “securities contract” under Section 741(7) of the Bankruptcy Code or a “repurchase agreement” under Section 101(47) of the Bankruptcy Code; and as to the Buyer’s status as the holder of a perfected security interest in the Purchased Assets under the UCC; and

(vii)       Other Ancillary Documents. Such other ancillary documents as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer to effectuate the Transactions contemplated hereunder. In addition, the Seller shall have taken such other action as the Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement.

(b) Reimbursement of Expenses. If, by the earlier to occur of the date that is, nine months from the date hereof or six months from the date of the first Transaction, the aggregate, cumulative Purchase Price of all Transactions during such time is less than  [***] Seller shall reimburse Purchaser for all Upfront Expenses incurred by the Buyer on or prior to such date subject to the Upfront Expense Cap, within thirty (30) days of its receipt of an invoice therefore.

Section 2.02      Conditions Precedent to all Transactions. The Buyer may enter into each Transaction (including the initial Transaction) only following the satisfaction of the following further conditions precedent, in each case, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale (unless any such condition is otherwise waived by Buyer):

(a)       The Seller shall have delivered or caused to be delivered a Transaction Request via Electronic Transmission in accordance with the procedures set forth in Section 2.03(b);

(b)       The Seller shall have caused to be delivered to the Custodian a Mortgage Loan Schedule (as defined in the Custodial Agreement);

(c)       The Seller shall have sufficient “Commitment Authority” with Ginnie Mae as of the requested Purchase Date to allow Ginnie Mae to attach its guaranty to the full amount of the related GNMA Securities to be backed by the related Certified Pool(s).

(d)       No Default or Event of Default with respect to Seller shall have occurred and be continuing under the Repurchase Documents;

(e)       The Certified Pools and the related Purchased Assets shall be free of all Liens on and as of the related Purchase Date, other than liens released in connection with the funding of the related Transaction. The Buyer acknowledges that during the pool processing period for each Certified Pool the Buyer’s interest in the related Certified Mortgage Loans will be relinquished in favor of the GNMA Lien, except with respect to any Mortgage Loans that subsequently become Non-Certified Loans. No such relinquishment shall affect the Buyer’s interest in the proceeds of such Mortgage Loans, including the resulting GNMA Security to be backed by such Mortgage Loans;

(f)       The Buyer shall have received from the Seller by Electronic Transmission Ginnie Mae Form 11705 showing transfer status as “certified”, Ginnie Mae Form 11706 showing transfer status as initially “certified” and Ginnie Mae Form 11711B.

(g)       The Buyer shall have received from the Custodian the related Collateral Confirm, Custodian Loan Transmission and Exception Report (each as defined in the Custodial Agreement);

(h)       Both immediately prior to the Transaction (other than the Initial Transaction) and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(i)       The Seller shall have provided such other ancillary documents to the Buyer as it may have reasonably requested, in form and substance reasonably acceptable to the Buyer.

Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 2.02 have been satisfied (both as of the date of such notice or request (if applicable) and as of the corresponding Purchase Date).

Section 2.03      Procedure for Requesting Transactions.

(a)       Subject to the satisfaction of the conditions specified in Sections 2.01 and 2.02, the Seller, at its option, may, from time to time in accordance with the terms hereof and upon agreement by Buyer, sell to the Buyer a Certified Pool and the related Purchased Assets that it originated, acquired or is currently acquiring and the Buyer agrees to purchase such Certified Pool and the related Purchased Assets as agreed from time to time.

(b)       The Seller shall request a Transaction by delivering or causing to be delivered to the Custodian and the Buyer via Electronic Transmission (i) a request in the form of Exhibit I attached hereto (a “Transaction Request”), and (ii) the related Collateral Confirm, Custodian Loan Transmission and Exception Report (each as defined in the Custodial Agreement), no later than 11:00 a.m., New York City time, two Business Days prior to the requested Purchase Date.

(c)       On the requested Purchase Date (and subject to the terms and conditions set forth in this Agreement), the Buyer shall cause to be remitted via wire transfer the Purchase Price against delivery of the related Certified Pool, in immediately available funds, to the account designated by Seller.

(d)       In no event shall a Transaction be entered into when any Default or Event of Default with respect to Seller has occurred and is continuing.

(e)       The Seller shall not submit Transaction Requests more often than once each Business Day

Section 2.04      Confirmations; Transactions; Settlement Statements.

(a)       In the event that the Buyer and Seller agree to enter into a Transaction, the Buyer shall promptly thereafter forward to the Seller a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date the information described in the following sentence. The Confirmation shall describe (i) the Certified Pool and the related Purchased Assets (including loan numbers, pool numbers and CUSIPs) (ii) the Purchase Date, (which the Seller shall confirm is a Business Day for purposes of this Agreement) (iii) the Purchase Price, (iv) the Repurchase Date, (which the Seller shall confirm is a Business Day for purposes of this Agreement) (v) the Pricing Rate or Repurchase Price applicable to the Transaction, (vi) the account to which the related GNMA Securities are to be delivered, as required by Section 2.05 hereof and (vii) any additional terms or conditions of the Transaction not inconsistent with this Agreement.

(b)       Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Buyer and the Seller with respect to the Transaction to which the Confirmation relates, and the Seller’s written acceptance of the Confirmation shall constitute the Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be, and hereby are, made a part of this Agreement.

(c)       By [***], New York City time, on each Repurchase Date, the Buyer shall furnish the Seller with a Settlement Statement with respect to the related Certified Pools and GNMA Securities.

Section 2.05     Delivery of GNMA Securities. With respect to each Transaction, the Seller shall instruct Ginnie Mae to deliver all GNMA Securities issued with respect to the Certified Pool(s) relating to such Transaction to the account specified by the Buyer in the Confirmation related to such Transaction. The Seller shall note such account on the “deliver to”

field of the related GinnieNET submission. The Seller shall not change such account delivery instructions unless directed to do so by the Buyer.

Section 2.06     Delivery Failure; Mini Close-Out. If Seller fails to deliver to the Buyer by [***] New York City time, on the Business Day preceding the requested Purchase Date, the items listed in paragraphs (f) and (g) of Section 2.02 hereof with respect to a Transaction, then Buyer (in its sole discretion) may take any of the following actions: (i) if it has made any payment to Seller in connection with such Transaction, require Seller to repay the sum so paid; (ii) if Buyer has Forward Exposure to Seller in respect of the Transaction, require Seller to transfer cash in an amount equal to such Forward Exposure; and (iii) at any time while such delivery failure continues, terminate such Transaction by giving notice to Seller and electing to have the provisions of Section 10.01 of this Agreement apply as if an Event of Default had occurred with respect to Seller and such Transaction were the sole Transaction under the Agreement.

Section 2.07      Repurchase. Except as the parties otherwise agree, the Seller’s obligations to repurchase Purchased Assets are set forth in this Section 2.07 (the “Repurchase Obligations”).

(a)       The Seller shall fully satisfy its obligation to repurchase each Certified Pool and the related Purchased Assets from the Buyer on the related Repurchase Date and the Final Repurchase Date by delivering all of the GNMA Securities relating to such Certified Pools to Buyer’s designated securities account referenced in Section 2.05 hereof. If the Seller is unable to deliver GNMA Securities relating to a Certified Pool because GNMA did not issue such GNMA Securities for any reason, the Seller shall remit the Repurchase Price in cash to the Buyer or its designee by wire transfer in accordance with Section 7.01 hereof or, if the Seller is unable to remit the full Repurchase Price by the time required by Section 7.01, then the Seller shall direct the Custodian to deliver all of the related Mortgage Loans, all Mortgage Files relating to such Certified Pool, and any other Purchased Asset relating to such Transaction to the Buyer or its designee. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset.

(b)       Seller hereby assigns to Buyer, and Buyer hereby accepts, Seller’s rights and obligations with respect to settling each purchase of GNMA Securities related to a Transaction hereunder with the ultimate purchasers of such GNMA Securities other than Buyer (including, without limitation, the right to collect the purchase price from and deliver GNMA Securities to such purchasers) on the related Pool Settlement Date. Any unpaid Repurchase Price due and owing to the Buyer on such Pool Settlement Date shall be netted against the settlement payments to be paid by the Buyer (either for its own account or as settlement agent with respect to purchase price payable by other purchasers of the GNMA Securities) to the Seller in connection with the issuance and sale of such GNMA Securities prior to the Buyer remitting any excess settlement payment amount over the amount of such Repurchase Price to the Seller. The Buyer shall remit any such excess amount to the Seller by the close of business on the related Pool Settlement Date.

(c)       Subject to compliance with Section 6.06 hereof to the extent applicable, upon payment or other satisfaction (as provided in this Agreement) in full of the Repurchase Price with respect to a Certified Pool and the related Purchased Assets, then (i) all of Buyer’s Liens on and security interests in such Certified Pool and Purchased Assets shall be, and as of the time of such compliance (to the extent applicable) and payment or satisfaction, hereby is, automatically terminated and released, and such Certified Pool and the related Purchased Assets shall be, and as of the time of such compliance (to the extent applicable) and payment or satisfaction, hereby is, assigned to Seller, and Seller shall be deemed to have reacquired ownership of such Certified Pool and Purchased Assets free and clear of all Liens arising by or through the Buyer or any of its assignees, without any further action required on the part of any party, and (ii) Buyer shall, or shall direct Custodian to, release such Certified Pool and Purchased Assets (including, without limitation, but subject to Section 3.02 hereof, any Margin Excess being held by Buyer pursuant to Section 3.01 hereof) to Seller or its designee. The Buyer shall deliver all physical Purchased Assets in its possession or control to the Seller or its designee and transfer all electronic files on its systems to the Seller or its designee, in each case on the date of any such release or transfer. At any time and from time to time, upon the written request of the Seller, the Buyer will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Seller may reasonably request for the purpose of obtaining or preserving the full benefits of this termination and release of Liens on and security interests in, and assignment back to Seller of, such Certified Pool(s) and Purchased Assets The Buyer also hereby authorizes the Seller to file any Uniform Commercial Code termination statement or amendment to the extent necessary to evidence or give effect to any such release, termination or re-assignment without the signature of the Buyer.

Section 2.08     Termination. On the Final Repurchase Date, termination of the Transactions will be effected upon payment of the Repurchase Price in the manner contemplated by Section 2.07 hereof. To the extent a net amount is owed to one party, the other party shall pay such amount to such party.

ARTICLE III

 MARGIN MAINTENANCE; NETTING

Section 3.01      Margin Deficit and Margin Excess.

(a)       If at any time the aggregate Market Value of all Certified Pools and the related Purchased Assets subject to all Transactions, together, without duplication, with any cash previously transferred by the Seller to the Buyer pursuant to this Section 3.01(a) and not yet returned pursuant to Section 3.01(b), is less than the aggregate Buyer’s Margin Amount for all such Transactions: (a “Margin Deficit”), then the Buyer may by notice (a “Margin Call”) to the Seller require the Seller to transfer to the Buyer cash in an amount equal to such Margin Deficit.

(b)       If at any time the aggregate Market Value of all Certified Pools and the related Purchased Assets subject to all Transactions, together, without duplication, with any cash previously transferred by the Seller to the Buyer pursuant to Section 3.01(a) and not yet returned pursuant to this Section 3.01(b), exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then the Seller may by notice (a “Seller’s Margin Call”) to the Buyer require Buyer to transfer to the Seller cash in an amount equal to such Margin Excess.

(c)       If any notice is given by the Buyer or the Seller under subparagraph (a) or (b) of this Section 3.01 at or before the Margin Notice Deadline on any Business Day, the party receiving such notice shall transfer cash as provided in such subparagraph no later than  [***] such Business Day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash no later than  [***] on the next Business Day following such notice.

(d)       Each party’s election not to deliver a Margin Call or Seller’s Margin Call at any time there is a Margin Deficit or Margin Excess, as the case may be, shall not waive the Margin Deficit or Margin Excess or in any way limit or impair such party’s right to deliver a Margin Call or Seller’s Margin Call at any time when the same or any other Margin Deficit or Margin Excess, as the case may be, exists. Each party’s rights under this Section 3.01 are in addition to and not in lieu of any other rights of such party under the Repurchase Documents or Requirements of Law.

(e)       Notwithstanding anything to the contrary contained herein, the parties agree that the Purchase Price will not be increased or decreased by the amount of cash transferred pursuant to this Section 3.01 and that such cash will be deemed to have a Market Value equal to the U.S. dollar amount of such cash. Any cash so held by Buyer shall bear interest at the federal funds effective rate.

ARTICLE IV

 INCOME PAYMENTS

Section 4.01     Income Payments. Where a particular Transaction’s term extends over a date on which Income is received with respect to the Purchased Assets related to that Transaction, 100% of such Income shall be deposited in the Collection Account within the time period required by Ginnie Mae. Pending payment by Seller of the applicable Repurchase Price, all such Income shall be held in trust for the Buyer, shall constitute the property of the Buyer and shall not be commingled with other property of the Seller or any affiliate of the Seller except as expressly permitted above.

Section 4.02     Application of Income. In the absence of the occurrence of an Event of Default by the Seller that is not waived by the Buyer in writing, during the term of the related Transaction (which term shall end upon payment by the Seller of the applicable Repurchase Price) the Seller shall retain all Income in trust for the Buyer, and the amount of any Income generated on account of any Certified Pool shall not be credited as an offset against the Repurchase Price for such Certified Pool. Upon the occurrence of an Event of Default by the

Seller that is not waived by the Buyer in writing, all Income on account of all Certified Pools shall be remitted to the Buyer as provided in Section 10.02(c)(ii) hereof.

ARTICLE V

TAXES

Section 5.01     Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal and relevant state and local income and franchise Taxes to treat each Transaction as indebtedness of the Seller that is secured by the Certified Pools and the related Purchased Assets and that, for such tax purposes, the Certified Pools and the related Purchased Assets are owned by the Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 5.02     Taxes.

(a)           Payments Free of Taxes. In the event that any amount in respect of Taxes is required to be deducted or withheld from payments made, or deemed made, by the Seller hereunder pursuant to Applicable Law, Seller shall be under no obligation to gross-up such payment, indemnify Buyer or any other party in respect of such Taxes, or otherwise pay additional amounts in respect of such Taxes.

(b)           Status of Buyer.

(i)       Buyer or any assignee in respect of a Transaction that is entitled to an exemption from or reduction of withholding Tax with respect to payments made, or deemed made, by Seller in respect of such Transaction shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or any assignee, if reasonably requested by the Seller, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller as will enable the Seller to determine whether such Buyer or assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Buyer’s or assignee’s reasonable judgment such completion, execution or submission would subject such Buyer or assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or assignee.

(ii)       Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person, if a payment made, or deemed made, to a Buyer or an assignee hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to the

Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such Buyer or assignee has complied with such Buyer’s or assignee’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (1), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       The Buyer and each assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

ARTICLE VI

SECURITY INTEREST

Section 6.01     Purchased Assets. Each Certified Pool subject to a Transaction, and which has not been repurchased by the Seller pursuant to the terms hereunder, shall contain the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located which property, collectively, is hereinafter referred to as constituting the “Purchased Assets” relating solely to such Certified Pool: all Mortgage Files, including without limitation all promissory notes, all Mortgage Notes, all Mortgages, all Credit Files, all of the Seller’s rights in the related Eligible Mortgage Loans and the associated Servicing Rights, including any Servicing Rights under any servicing, sub-servicing or backup servicing agreements relating to such Eligible Mortgage Loans (to the extent assignable), all related Servicing Records and any other collateral pledged or otherwise relating to such Eligible Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records solely to the extent relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise and to the extent assignable) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance (to the extent assignable) relating solely to such Eligible Mortgage Loans and all claims and payments thereunder, all other insurance policies and insurance proceeds relating to any such Eligible Mortgage Loans or the related Mortgaged Property, all Income relating to or constituting any and all of the foregoing, all of the Seller’s rights as the owner of the foregoing Purchased Asset under any other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing solely to the extent they relate to the foregoing Purchased Assets including the right to receive principal and interest payments, if applicable, with respect to the foregoing Purchased Assets and the right to enforce such payments, all take-out commitments entered with respect to the foregoing Purchased Assets or the related GNMA Securities, all contract rights and all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing, including the related GNMA Securities.

Section 6.02      Security Interest. Although the Buyer and the Seller intend that, for other than tax and accounting purposes, the Transactions hereunder be sales to the Buyer of the Certified Pools and the related Purchased Assets and not loans from the Buyer to the Seller secured by the Certified Pools and the related Purchased Assets, in the event that a court or other forum recharacterizes the Transactions hereunder as, or otherwise finds or determines them to be, loans, in order to preserve the Buyer’s rights under this Agreement and as security for the performance by the Seller of all of the Seller’s obligations to the Buyer hereunder and the Transactions entered into hereunder, the Seller hereby assigns, pledges and grants to the Buyer a first priority security interest in all of its right, title and interest in, to and under the Certified Pools and the related Purchased Assets (other than with respect to Certified Mortgage Loans subject to any GNMA Lien) to secure the Repurchase Obligations, including, without limitation, the repayment of all amounts owing to the Buyer hereunder. The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder. All Certified Pools and the related Purchased Assets shall secure the payment of all obligations of the Seller now or hereafter existing under this Agreement, including, without limitation, the Seller’s obligation to repurchase Certified Pools and the related Purchased Assets, or if such obligation is so recharacterized as or found or otherwise determined to be a loan by a court or other forum, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to the Buyer hereunder.

Section 6.03      [Reserved].

Section 6.04      Further Documentation. At any time and from time to time, upon the written request of the Buyer, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of the Seller to the extent permitted by Applicable Law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 6.05      Proceeds. Subject to Section 4.02, all Income payments shall be deposited in the Collection Account as set forth in Section 4.01 hereof.

(a) All proceeds of Certified Pools and the related Purchased Assets received by the Seller consisting of cash, checks and other Cash Equivalents shall be remitted to the Collection Account within the time period required by Ginnie Mae) in the exact form received by the Seller or its Sub-Servicers (duly endorsed to the Buyer). For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Assets.

Section 6.06      Conditional Release of Eligible Mortgage Loans. Upon Seller’s submission to GinnieNET of any Eligible Mortgage Loans subject to a Transaction for purposes of issuing GNMA Securities, such Eligible Mortgage Loans and related Purchased Assets shall automatically and simultaneously be deemed released by the Buyer, and are, as of such submission, hereby released, and shall no longer be subject to any Lien on such Eligible Mortgage Loans and related Purchased Assets created by this Agreement, any such Lien shall be deemed released, and, as of such submission, is hereby released, and the Seller shall, including for purposes of the GinnieNET submission, be deemed to have reacquired ownership of such Eligible Mortgage Loans and related Purchased Assets; provided, however, that if the Buyer has not, within two (2) Business Days of such submission, received notice from the Seller that the related GNMA Securities have been posted to Ginnie Mae’s “central registry” in accordance with the pool processing steps outlined in Ginnie Mae’s “All Participants Bulletin 10-10”, the release and transfer of ownership of such Eligible Mortgage Loans and related Purchased Assets contemplated under this Section 6.06 shall no longer be effective and shall be deemed null and void. In order to effectuate a release and transfer of ownership under this Section 6.06, the Seller must provide prior written notice to the Buyer of the submission of each Eligible Mortgage Loans to GinnieNET for purposes of issuing GNMA Securities. The Seller shall promptly forward to the Buyer each notice it received from Ginnie Mae or its Pool Processing Agent with respect to the posting of each Certified Pool to Ginnie Mae’s “central registry”.

Section 6.07      Confirmation of Intended Sale/Security Interest. It is the intention of the parties hereto that:

(a)       The provisions of this Agreement are effective either to constitute a sale of the Certified Pools and the related Purchased Assets to the Buyer or, as provided in Section 6.02, to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Certified Pools and the related Purchased Assets.

(b)       Upon receipt by the Custodian of each Mortgage Note, endorsed in blank in accordance with the provisions of the Custodial Agreement, either a purchase shall have been completed by the Buyer of each Mortgage Note or, as provided in Section 6.02, the Buyer shall have a valid and fully perfected first priority security interest in the applicable Mortgage Note and in the Seller’s interest in the related Mortgaged Property.

(c)       Upon the filing of financing statements on Form UCC-1 naming the Buyer or its assigns as “Secured Party”, the Seller as a “Debtor” and describing the Purchased Assets, with the Secretary of State of the State of New Jersey, the security interests granted hereunder in the Certified Pools and the related Purchased Assets will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Certified Pools and the related Purchased Assets, which can be perfected by filing under the Uniform Commercial Code.

(d)       Each Mortgage Loan underlying Purchased Assets is an Eligible Mortgage Loan and the information set forth in the Mortgage Loan Schedule and all other amounts and information in respect of such Mortgage Loan prepared by Seller in connection therewith with respect to the Mortgage Loan is true and correct in all material respects and, to the knowledge of a Responsible Officer of the Seller, undisputed by the Mortgagor thereon or any guarantor thereof.

ARTICLE VII

PAYMENT, TRANSFER AND CUSTODY

Section 7.01     Payments to the Buyer. Unless otherwise mutually agreed in writing all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, not later than [***], New York City time on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Notwithstanding the foregoing, but subject to Section 2.07 hereof, the delivery of GNMA Securities to the Custodian after the occurrence of a GNMA Securitization of a Certified Pool with respect to any Transaction shall constitute full and complete payment of the Repurchase Price by the Seller to the Buyer; or if such issuance does not occur for any reason or does not occur with respect to the entire Transaction, the return of the Certified Pool and the related Purchased Assets and underlying Mortgage Loans (or any portion thereof not subject to the GNMA Securitization) in accordance with Section 2.07 shall constitute complete payment of the Repurchase Price.

Section 7.02     Ownership of Purchased Assets.

(a)       On the Purchase Date for each Transaction, other than for tax and accounting purposes, ownership of the applicable Certified Pool and the related Purchased Assets shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price. Upon satisfaction of the requirements of Sections 2.03 and 2.04 hereof with respect to each Transaction, the Seller hereby sells, transfers, conveys and assigns to the Buyer or its designee (including the Custodian) all the right, title and interest of the Seller in and to the applicable Certified Pool and the related Purchased Assets together with all right, title and interest in and to the proceeds thereof.

(b)       In connection with such sale, transfer, conveyance and assignment, in accordance with the requirements set forth in the Custodial Agreement, the Seller shall deliver or cause to be delivered and released to the Buyer or its designee (including the Custodian) the Mortgage File and the other documents identified in the Custodial Agreement.

(c)       Any Mortgage Files and Credit Files not delivered to the Buyer or its designee (including the Custodian) are and shall be held in trust by the Seller or its designee for the benefit of the Buyer as the owner thereof. The Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to the Buyer or its designee (including the Custodian). The possession of any Mortgage File and/or any Credit File by the Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Eligible Mortgage Loans in accordance with the terms of this Agreement, and such retention and possession by the Seller or its designee is in a custodial capacity only. Each Mortgage File and each Credit File retained or held by the Seller or its designee shall be segregated on the Seller’s books and records from the other assets of the Seller or its designee and the books and records of the Seller shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to the Buyer. The Seller or its designee shall release its custody of any

Mortgage File and/or any Credit File only in accordance with written instructions from the Buyer, unless such release is required as incidental to the servicing of the related Eligible Mortgage Loans in connection with a repurchase of any Purchased Asset by the Seller.

ARTICLE VIII

SELLER REPRESENTATIONS

The Seller represents and warrants to the Buyer that as of each Purchase Date for the purchase of any Certified Pools and the related Purchased Assets by the Buyer from the Seller and as of the Closing Date of this Agreement:

Section 8.01     Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Seller’s creditors. The transfer of the Certified Pools and the related Purchased Assets subject hereto and the obligation to repurchase such Certified Pools and the related Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of the Seller’s creditors. The Seller is (i) not insolvent within the meaning of Bankruptcy Code Section 101(32) or any successor provision thereof and the transfer and sale of the Certified Pools and the related Purchased Assets pursuant hereto and the obligation to repurchase such Certified Pools and the related Purchased Assets will not cause the Seller to become insolvent, (ii) will not result in the Seller having unreasonably small capital as determined by Buyer, and (iii) will not result in debts that would be beyond the Seller’s ability to pay as the same mature. The Seller received reasonably equivalent value in exchange for the transfer and sale of the Certified Pools and the related Purchased Assets.

Section 8.02     Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

Section 8.03     No Defaults. No Event of Default with respect to Seller has occurred and is continuing hereunder.

Section 8.04     Legal Name; Existence. The legal name of the Seller is Home Point Financial Corporation and the Seller (a) is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the lack of such good standing would not be reasonably likely to have a Material Adverse Effect (b) has all requisite corporation power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualifications would not be reasonably likely to have a Material Adverse Effect.

Section 8.05     Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, to the knowledge of the Responsible Officer of the Seller, any of the foregoing which are pending or threatened in writing) or other legal or arbitral proceedings (individually and collectively, whether pending or threatened, “Disputes”) affecting the Seller or any of its Property before any Governmental Authority that question or challenge the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby which requires filing with Ginnie Mae, HUD, the FHA, or the VA.

Section 8.06     No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will violate the constitutional documents of the Seller, or any law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority applicable to Seller, or any material agreement or instrument to which the Seller is a party or by which any of its Property is bound.

Section 8.07     Action. The Seller has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by the Seller of each of the Repurchase Documents have been duly authorized by all necessary action on its part; and each Repurchase Document has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.08     Approvals. Except to the extent previously obtained, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller of the Repurchase Documents or for the legality, validity or enforceability thereof, including, without limitation, any approvals or consents from the Office of Thrift Supervision, the National Credit Union Administration, the Federal Deposit Insurance Corporation, HUD, FHA, VA, GNMA, RD, PIH or other federal agency, as applicable, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

Section 8.09     Margin Regulations. Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X.

Section 8.10     Investment Company Act. The Seller is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 8.11     Purchased Assets; No Liens.

(a)       The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Certified Pool or any Purchased Asset to any other Person, and immediately prior to the sale of such Certified Pool or any Purchased Asset to the Buyer, the Seller was the sole owner of such Purchased Asset or such other Purchased Items and had good and marketable title thereto, free and clear of all Liens known to the Seller, in each case except for Liens to be released in connection with the sale to the Buyer hereunder. The Buyer acknowledges that during the pool processing period for each Certified Pool the Buyer’s interest in the related Mortgage Loans will be relinquished in favor of the GNMA Lien, except with respect to any Mortgage Loans that subsequently become Non-Certified Loans. No such relinquishment shall affect the Buyer’s interest in the proceeds of such Mortgage Loans, including the resulting GNMA Security to be backed by such Mortgage Loans.

(b)       All information in respect of such Mortgage Loan prepared by the Seller and delivered to the Buyer in connection therewith with respect to the Mortgage Loan is true and correct in all material respects.

Section 8.12     Location of Chief Executive Offices. The Seller’s chief executive offices are located at 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105.

Section 8.13     Location of Books and Records. The location where the Seller keeps its physical books and records, including all computer tapes and records related to the Purchased Assets but excluding the Mortgage Files, is its chief executive office set forth in Section 8.12.

Section 8.14     Reserved.

Section 8.15     Anti-Money Laundering Law. The Seller has complied in all material respects with all applicable anti-money laundering laws and regulations. To Seller’s knowledge, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and, to the knowledge of a Responsible Officer of the Seller, no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

Section 8.16     Agency Approvals. The Seller is approved by FHA, VA and RD as an approved mortgagee, and once so approved by PIH shall remain as an approved mortgagee by PIH, by HUD as an approved servicer and by GNMA as a Ginnie Mae-approved issuer, in each case in good standing (such collective approvals and conditions, “Agency Approvals”). No event has occurred which would make the Seller unable to comply with the eligibility requirements for maintaining all such Agency Approvals, nor has the Seller received notice from any of such agencies that any Agency Approval is at material risk of withdrawal. Should the Seller, for any reason, cease to possess all such Agency Approvals, or should receive any such notification the Seller shall so notify the Buyer immediately in writing. Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its Agency Approvals at all times during the term of this Agreement.

Section 8.17     Information Furnished. All information or data furnished by, or on behalf of, the Seller to the Buyer regarding the Certified Pools or Purchased Assets is true and correct in all material respects.

Section 8.18     Eligible Mortgage Loan. Each Mortgage Loan is an Eligible Mortgage Loan.

ARTICLE IX

COVENANTS OF THE SELLER

As of each Purchase Date for the purchase of any Certified Pool and the related Purchased Assets by the Buyer from the Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder are in full force and effect:, the Seller covenants that:

Section 9.01     Litigation. To the extent not otherwise prohibited by Applicable Law or any Governmental Authority from providing, the Seller will promptly give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the knowledge of a Responsible Officer of the Seller, threatened in writing) or other legal or arbitral proceedings affecting the Seller or its Property before any Governmental Authority that questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby or thereby.

Section 9.02     Existence, etc. The Seller will:

(a)       Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business except where failure to do so would not be reasonably likely to result in a Material Adverse Effect; and

(b)       Not (i) move its chief executive office from the address referred to in Section 8.12 or (ii) change its name or jurisdiction of organization, unless it shall have provided the Buyer [***] prior written notice of such change and shall have first taken all action required by the Buyer for the purpose of perfecting or protecting the lien and security interest of the Buyer established hereunder.

Section 9.03     Notices and Reports. To the extent not otherwise prohibited by Applicable Law or any Governmental Authority from providing, the Seller shall give notice to the Buyer:

(a)       Promptly upon receipt of actual notice or actual knowledge by a Responsible Officer of Seller of the occurrence of any Default or Event of Default with respect to Seller;

(b)       Promptly upon receipt of actual notice or actual knowledge by a Responsible Officer of Seller that a material portion of the Mortgaged Property underlying the related Purchased Asset has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the Market Value of the Purchased Assets taken as a whole; and

(c)       Promptly upon receipt of actual notice or actual knowledge by a Responsible Officer of Seller of (y) any default related to any Purchased Asset, (y) any Lien or security interest on, or claim asserted against, (other than any GNMA Lien) any

Purchased Asset or (z) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect on Seller.

Section 9.04     Limitation on Liens. Immediately upon notice of a Lien (other than any GNMA Lien) or any circumstance which would be reasonably likely to give rise to a Lien (other than any GNMA Lien) on any Certified Pool or Purchased Asset, at Buyer’s expense, the Seller will defend or cause to be defended such Certified Pool or Purchased Asset, as applicable, against, and will permit the Buyer to take or cause to be taken such other action as is necessary to remove, any such Lien, security interest or claim on or to such Certified Pool or Purchased Asset, as applicable, (other than any security interest created or permitted under the Repurchase Documents), and the Seller will defend or cause to be defended the right, title and interest of the Buyer in and to any of the Certified Pools or Purchased Assets and its own right, title and interest in and to any interest in the Certified Pools or Purchased Assets retained by the Seller against the interests, claims and demands of all persons whomsoever, other than the interest of Ginnie Mae in Certified Mortgage Loans subject to any GNMA Lien.

Section 9.05     MERS. The Seller shall comply, and shall cause each Sub-Servicer to comply, in all material respects with the rules and procedures of MERS in connection with the servicing of any Eligible Mortgage Loans that are subject to a Transaction and registered with MERS.

Section 9.06     Preservation of Security Interest. The Seller hereby consents to the preparation and filing of UCC-1 financing statements by the Buyer and its successors and assigns naming the Seller as debtor and the Certified Pools and the related Purchased Assets as collateral, and consents to the preparation and filing of such continuation statements, all in such manner and in such places as may be required by law or determined to be necessary by the Buyer and its successors and assigns in its reasonable discretion to fully to preserve, maintain, and protect the respective right, title and interest of the Buyer in the Purchased Assets.

Section 9.07     Compliance with Law. The Seller will comply, in all material respects, with all laws, acts, rules, requisitions, orders, decrees and directions of any Governmental Authority applicable to the Certified Pools and the related Purchased Assets or any part thereof; provided, however, that the Seller may contest any law, act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights or interests of the Buyer in the Mortgage Loans.

Section 9.08     Obligations with Respect to Purchased Assets. The Seller will duly fulfill all obligations on its respective part to be fulfilled under this Agreement or in connection with each Certified Pool and each Purchased Asset, and will do nothing to impair in any material respect the rights of the Buyer in any of the Certified Pools or Purchased Assets.

Section 9.09     Conveyance of Certified Pools; Security Interests. Except for the Liens of Ginnie Mae that will attach to the Mortgage Loans in Certified Pools during the pool processing period and for long as such Mortgage Loans do not thereafter become Non-Certified Loans, and the transfers, conveyances and Liens under or permitted in this Agreement or any other Repurchase Document, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, or incur any Lien, on any Certified Pool subject to a Transaction, any

Purchased Asset, or any interest therein except to the Buyer as set forth herein, and the Seller shall (at Buyer’s cost and expense) defend (a) the right, title, and interest of the Buyer and its successors and assigns in, to, and under the Certified Pools and the related Purchased Assets and (b)  its own right, title and interest in and to any interests in any Purchased Assets retained by the Seller, against all claims of third parties claiming, through or under the Seller; provided, however, that nothing in this Section shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Purchased Assets any Liens for municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Seller shall concurrently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto and such contests pose no risk of forfeiture.

Section 9.10     Further Assurances. The Seller will make, execute or endorse, acknowledge and file or deliver to the Buyer and the Custodian from time to time such schedules, confirmatory assignments, conveyances, transfers, endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Certified Pools and the related Purchased Assets and other rights covered by this Agreement, as the Buyer or the Custodian may reasonably request and reasonably require to effectuate the Transactions contemplated herein.

Section 9.11     Taxes. The Buyer shall promptly pay all applicable Taxes required to be paid in connection with the assignment of the Certified Pools and the related Purchased Assets and Seller’s ownership of the Purchased Assets (expressly excluding any income or other Taxes attributable to the income received by the Seller from the Transactions) and acknowledges that the Seller shall have no responsibility with respect thereto.

Section 9.12     Servicing.

(a)       The Buyer agrees to appoint the Seller to service each Eligible Mortgage Loan that is the subject of a Transaction on behalf of the Buyer for a period of 30 days commencing on the related Purchase Date, which appointment will be automatically be renewed, without further action, upon the expiration of such 30 day period unless Seller receives written notice from Buyer prior to the expiration of such 30 day period that such appointment is terminated by or on behalf of the Buyer.

(b)       For so long as any Eligible Mortgage Loan is subject to a Transaction, the Seller shall service such Eligible Mortgage Loan on behalf of the Buyer, either directly or through a Ginnie Mae approved sub-servicer (the “Sub-Servicer”). The Seller shall service, either directly or through a Sub-Servicer, all such Eligible Mortgage Loans in accordance with accepted servicing practices of prudent mortgage loan servicers and in accordance with FHA or VA (as applicable) and GNMA requirements and shall not resign or transfer the servicing of any such Eligible Mortgage Loans without the prior written consent of Buyer. Such standard of care shall not be lower than that which the Seller customarily employs and exercises in servicing and administering mortgage loans similar to the Eligible Mortgage Loans for its own account. The Seller shall deposit, and shall cause each Sub-Servicer to deposit, all Income with respect to Eligible Mortgage Loans that are the subject of a Transaction received by the Seller or such Sub-Servicer, as applicable, directly into the Collection Account within the time period required by Ginnie Mae.

Section 9.13     Custodian. The Seller shall give the Buyer at least ten (10) Business Days’ prior notice if the Seller intends to appoint an entity other than the Custodian as a custodian of any Mortgage Loans or as a “pool processing agent” for the Seller’s Ginnie Mae program.

Section 9.14     Reimbursement of Ongoing Expenses. From and after the date of the initial Transaction, the Seller shall reimburse the Buyer for all Ongoing Expenses as the same are incurred by the Buyer within thirty (30) days of the receipt of invoices therefor.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01     Events of Default. If any of the following events (each, an “Event of Default”) shall occur with respect to the Seller, then the Buyer shall have the rights set forth in Section 10.02:

(a)       Any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by or on behalf of the Seller shall prove to have been false or misleading in any material respect as of the time made or furnished; provided, that if any Loan Level Representation when made was false or misleading in any material respect, then such false or misleading Loan Level Representation will not cause a Default or Event of Default hereunder unless such false or misleading Loan Level Representation materially and adversely affects the Market Value of a material portion of the Purchased Assets was known at the time such Loan Level Representation was made to have been false or misleading; or

(b)       The Seller shall default in the payment of, or shall admit its inability or intention not to pay, any Repurchase Price due, or any amount under Article II or Article IV or any Margin Deficit due under Article III when such amount was due and payable (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(c)       The failure of the Seller to deliver the applicable Certified Pool and the related Purchased Assets set forth in any Confirmation; or

(d)       The Seller shall change the account delivery instructions on GinnieNET for any GNMA Securities, as described in Section 2.05, except upon a direction from the Buyer to do so; or

(e)       The Seller or any Sub-Servicer shall fail to deposit into the Collection Account any Income with respect to a Certified Pool or related Purchased Assets held by the Seller within the time period required by Ginnie Mae; or

(f)       The Seller shall fail to comply with or admits in writing its inability or intention not to comply with any of the requirements of this Agreement; the Seller shall otherwise fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and not otherwise specifically referenced in this Section 10.01 and, unless the Buyer reasonably determines that the situation is not susceptible to cure, such failure shall remain uncured for a period of [***] after Buyer provides notice thereof to Seller; or

(g)       An Act of Insolvency shall occur with respect to the Seller; or

(h)       The Seller fails to maintain its status as an FHA, RD, PIH (once PIH approval has been received) or VA-approved mortgagee and a Ginnie Mae or HUD-approved seller and servicer or if any such agency will no longer accept deliveries of, insure or guaranty, as applicable, Mortgage Loans from the Seller; or

(i)       Any Repurchase Document shall for whatever reason be terminated (other than by the Buyer) without the prior signed written consent of the Buyer or cease to be in full force and effect, or the enforceability thereof shall be contested in writing by the Seller; or

(j)       The Seller shall grant, or suffer to exist, any Lien on any Purchased Asset (except any Lien in favor of the Buyer or its successors or assigns or otherwise permitted or contemplated by any Repurchase Document and except any GNMA Lien on Certified Mortgages), or this Agreement does not constitute a “repurchase agreement” as such term is defined under the Bankruptcy Code or the Liens contemplated hereby in favor of the Buyer or its successors or assigns shall cease or fail to be first priority perfected Liens on any Purchased Assets (other than on any Certified Mortgages subject to any GNMA Lien) in favor of the Buyer or its successors or assigns or shall be Liens in favor of any Person other than the Buyer or its successors or assigns due to the actions of the Seller or the failure of the Seller to comply with Section 9.02(b) hereof; or

(k)      The Seller shall commit any fraud in connection with this facility; or

(l)       The occurrence of an event of default or any similar event with respect to the Seller or any of its Affiliates under any Global Master Repurchase Agreement, or similar master agreement with the Buyer or any of the Buyer’s Affiliates; or

(m)      The Buyer shall have reasonably determined that a Material Adverse Effect shall have occurred.

Section 10.02      Remedies Upon Default. Upon the occurrence and during the continuation of an Event of Default, the following rights and remedies shall be available to the Buyer:

(a)          The Buyer shall have the set-off rights provided to it pursuant to Section 11.18.

(b)          At the option of the Buyer, exercised by written notice to the Seller, which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of the event specified in Section 10.01(g), the Final Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur and the Buyer shall have no further obligation to purchase offered Purchased Assets hereunder.

(c)           If the Buyer exercises its option described in paragraph (b) above, or such option is deemed to have been exercised:

(i)       The Seller’s obligations in such Transactions to repurchase all Certified Pools and all Purchased Assets, at the Repurchase Price therefor on the Final Repurchase Date, (1) shall thereupon become immediately due and payable, (2) all Income on Certified Pools and Purchased Assets paid after such exercise or deemed exercise, shall be deposited in the Collection Account and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder and (3) the Seller shall immediately deliver to the Buyer or its designee any Certified Pools and the related Purchased Assets subject to such Transactions then in Seller’s possession or control provided that if the Mortgage Loans have been delivered to GNMA pursuant to Section 6.06 hereof, the Seller shall deliver the GNMA Securities upon issuance to the Buyer or its designee; and

(ii)       All Income deposited in the Collection Account pursuant to Section 4.01 shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(d)       Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of the Servicing Records, Mortgage Files, Credit Files and all other files of the Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request and the Buyer shall have the right (subject to all rights of Ginnie Mae, FHA, RD, PIH and VA) to appoint any Person to service the Eligible Mortgage Loans. The Buyer shall have the right to be identified as the “Investor” and “Warehouse Gestation Lender” on the MERS® System and to put in place an Electronic Tracking Agreement covering the Mortgage Loans. The Buyer shall be entitled (i) to invoke any and all rights it may have under any Repurchase Document and (ii) to specific performance of all agreements of the Seller contained in the Repurchase Documents.

(e)       To the extent the Seller fails to perform any of its other obligations under Section 10.02(c) within one (1) Business Day of the Buyer’s declaration of an Event of Default, the Buyer may (i) immediately sell, on a servicing-released basis, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory, any or all of the Certified Pools and the related Purchased Assets and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by the Seller under the Repurchase Documents; (ii) in its sole discretion elect, in lieu of selling all or a portion of such Certified Pools and the related Purchased Assets, to retain such Certified Pools and the related Purchased Assets and give the Seller credit for same in an amount equal to the Market Value of the related Certified Pools and related Purchased Assets against the aggregate unpaid Repurchase Price for such Certified Pools and related Purchased Assets and any other amounts owing by such Seller hereunder; or (iii) take any other actions or remedies available to a secured creditor. If the Seller has failed to perform its obligations under Section 10.02(c), the Seller shall remain liable to the Buyer for any amounts that remain owing to the Buyer following a sale or credit under the preceding sentence.

(f)       Neither the Buyer nor any of its Affiliates shall incur any liability as a result of the sale of any of the Certified Pools and the related Purchased Assets at any private sale except arising out of its gross negligence or willful misconduct. The Seller hereby waives (i) any claims against the Buyer or any of its Affiliates arising because the price at which the Purchased Assets may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Repurchase Obligations even if Buyer accepts the first offer received and does not offer the Certified Pools and the related Purchased Assets to more than one offeree and (ii) all rights of redemption, stay, or appraisal which it has under any rule of law or (to the extent permitted) statute whether now existing or hereafter adopted.

(g)       The Seller shall be liable to the Buyer for (i) the amount of all actual expenses, including reasonable documented legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (ii) all actual costs incurred in connection with covering transactions or hedging transactions entered into by Buyer in connection with the occurrence of an Event of Default, and (iii) any other actual loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default.

(h)       The Seller acknowledges and agrees that (i) in the absence of a generally recognized source for prices or bid or offer quotations for any Certified Pools and/or any Purchased Assets, the Buyer may establish the source therefor in its sole discretion and (ii) all prices, bids and offers shall be determined together with accrued Income. The Seller recognizes that it may not be possible to purchase or sell all of the Certified Pools and/or any Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Certified Pools and/or any Purchased Assets may not be liquid at such time (including illiquidity resulting from the Event of Default). In view of the nature of the Certified Pools and/or any Purchased Assets, the Seller agrees that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Buyer may elect, in its sole discretion, the time and manner of liquidating any Certified Pools and/or any Purchased Assets, and nothing contained herein shall (A) obligate the Buyer to liquidate any Certified Pools and/or any Purchased

Assets on the occurrence and during the continuation of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. The Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Buyer may have.

(i)            The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets, or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(j)            Without limiting the rights of the Buyer hereto to pursue all other legal and equitable rights available to the Buyer for the Seller failure to perform its obligations under this Agreement, the Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and the Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit the Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(k)       The Buyer shall have, in addition to its rights and remedies hereunder, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as or otherwise found or determined by a court or other forum to be loans, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and the Seller. Without limiting the generality of the foregoing, the Buyer shall be entitled to set off the proceeds of the liquidation of the Certified Pools and/or the Purchased Assets against all of the Seller’s obligations to the Buyer, whether or not such obligations are then due, without prejudice to the Buyer’s right to recover any deficiency.

Section 10.03 Remedies Cumulative. The Buyer may exercise one or more of the remedies available to the Buyer immediately upon the occurrence of an Event of Default and, except to the extent otherwise provided in paragraph (b) of Section 10.02, at any time thereafter without notice to the Seller. All rights and remedies of the Buyer arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Buyer may have.

ARTICLE XI

MISCELLANEOUS

Section 11.01     Indemnification. Except as otherwise set forth herein to the contrary, the Seller agrees to hold the Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind, including counsel fees and disbursements, but expressly excluding Taxes (collectively, “Costs”) which may be imposed on, incurred by or asserted against such Indemnified Party, relating to or arising out of a third-party claim involving this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby in all cases resulting from a breach of any representation, covenant or obligation of the Seller hereunder; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Costs have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Seller shall pay to the Indemnified Parties any indemnity amounts within thirty (30) days of Seller’s receipt of an invoice therefor, containing reasonable details of the related costs.

Section 11.02     Single Agreement. The Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Buyer and the Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each party hereto shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to such party in respect of any other Transaction hereunder, in each case, in accordance with Section 11.18; (c) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (d) to promptly provide notice to the other after any such set-off or application.

Section 11.03     Notices and Other Communications. Except as otherwise expressly permitted by this Agreement and in respect of notices of default, all notices, requests and other communications provided for herein and the other Repurchase Documents (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made orally or in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when successfully transmitted by e-mail or telecopy or personally delivered or, in the case of a mailed notice, upon receipt. Notices, demands and requests made orally shall be promptly confirmed in writing by other communications.

Section 11.04     Entire Agreement; Severability. This Agreement together with the other Repurchase Documents constitute the entire understanding between the Buyer and the Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, the Buyer and the Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 11.05     Assignability and Hypothecation.

(a)       The rights and obligations of the Seller under this Agreement and under any Transaction shall not be assigned to any other Person without the prior written consent of the Buyer. Subject to Section 11.05(b) below, the rights and obligations of the Buyer under this Agreement and under any Transaction shall not be assigned to any other Person without the prior written consent of the Seller, provided that no such consent shall be required following the occurrence of an Event of Default hereunder that is not waived by the Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Subject to Section 11.05(b) below, nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

(b)       The Buyer shall have free and unrestricted use of all Certified Pools and the related Purchased Assets. Nothing in this Agreement shall preclude the Buyer from engaging in assignments, participations, repurchase transactions, pledges, repledges, transfers, hypothecations or rehypothecations with respect to the Certified Pools and the related Purchased Assets (each, a “Related Transaction”). Notwithstanding the foregoing, nothing in this Section 11.05 or in this Agreement shall relieve the Buyer of its obligations to return the specific Certified Pools and related Purchased Assets related to each Transaction free and clear of all Liens as provided in this Agreement to the Seller upon payment or other satisfaction (as provided herein) of the applicable Repurchase Price by the Seller on the related Repurchase Date. Nothing contained in this Agreement shall obligate the Buyer to segregate any Certified Pools and/or any Purchased Assets delivered to the Buyer by the Seller. In the event the Buyer engages in an assignment, participation, repurchase transaction or other hypothecation with any of the Certified Pools and/or any Purchased Assets or otherwise pledges or hypothecates any of the Certified Pools and/or any Purchased Assets, the Buyer shall have the right to assign to the Buyer’s counterparty any of the Seller’s representations, warranties and covenants in this Agreement and the remedies for breach thereof, as they relate to the Certified Pools and/or any Purchased Assets that are subject to such repurchase transaction.

(c)       The Buyer may, in connection with any Related Transaction pursuant to this Section 11.05, disclose to the applicable counterparty any information relating to the Seller or any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller in connection with the Repurchase Documents or the Transactions thereunder; provided that such counterparty agrees in writing to hold such information subject to the confidentiality provisions of this Agreement.

(d)       Unless an Event of Default has occurred hereunder and has not been waived by the Buyer, no Related Transaction executed by the Buyer shall result in the Seller having privity of contract with any counterparty to the Buyer, it being understood by the parties that the Seller, unless it shall otherwise consent, shall deal solely with the Buyer and the Buyer shall remain solely liable for the performance of its obligations under the Repurchase Documents and each Transaction hereunder, notwithstanding any such Related Transaction.

Section 11.06 Survival. Each Transaction hereunder shall terminate not later than 364 days from the Purchase Date of such Transaction. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto, shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading in any material respect, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading in any material respect at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the provisions of Sections 11.01 and 11.17 hereof shall continue and survive.

Section 11.07  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 11.08  SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)       SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE COUNTY OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR

THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)       AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED;

(d)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)       WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.09 No Waivers, Etc. No failure on the part of either party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Intent.

(a)           The parties intend and acknowledge that (i) each Transaction and the Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable) and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable); (ii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code; (iii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code and (iv) the grant of the security interest/pledge of the Purchased Assets in Section 6 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” on “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code). Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.

(b)       The parties intend and acknowledge that (i)(1) for so long as Buyer is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements” pursuant to Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code, and (2) Buyer’s right to liquidate the Purchased Assets and other Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 11.18 hereof is a contractual right as described in Bankruptcy Code Section 561; and (iii) any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8)..

(c)       The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder.

(d)       It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

(e)       Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

Section 11.11 Periodic Due Diligence Review The Seller acknowledges that the Buyer has the right, at the Buyer’s sole expense and during the Seller’s regular business hours, to perform continuing due diligence reviews with respect to the Purchased Assets for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable (but not less than five (5) Business Days’) prior notice to Seller (provided that upon the occurrence of an Event of Default that has not been waived by the Buyer in writing, no such prior notice shall be required), the Buyer or its authorized representatives will be permitted during normal business hours to conduct such a review.

Section 11.12 Buyer’s Appointment As Attorney-In-Fact. The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time following the occurrence of an Event of Default that has not been waived by the Buyer in writing, in the Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Certified Pools and the Purchased Assets without the Seller’s signature thereon as the Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, to do the following after the occurrence and continuance of an Event of Default:

(a)       In the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any FHA, RD or PIH insurance or VA guaranty constituting part of the Purchased Assets or with respect to any other Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Assets whenever payable;

(b)       To pay or discharge Taxes and Liens levied or placed on or threatened against the Purchased Assets;

(c)      (i) To direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (v) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Assets; (vi) to settle, compromise or adjust any suit, action or proceeding in clause (v) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Certified Pools and the related Purchased Assets and the Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller might do;

(d)       To direct the actions of the Custodian with respect to the Certified Pools and the related Purchased Assets under the Custodial Agreement; and

(e)       To execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.

The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, such power of attorney shall automatically expire and be of no further force or effect with respect to each Certified Pool and the related Purchased Assets upon Seller paying or otherwise satisfying (as provided herein) the Repurchase Price to Buyer with respect to same.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Certified Pools and the related Purchased Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

Section 11.13 Conflicts. In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

Section 11.14  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.15 Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.16 Acknowledgments. The Seller hereby acknowledges that:

(a)       It has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(b)       The Buyer has no fiduciary relationship to the Seller; and

(c)          No joint venture exists between the Buyer and the Seller.

Section 11.17 Confidentiality.

(a)       The Seller hereby acknowledges and agrees that (i) all pricing information concerning this repurchase facility and all written or computer-readable information provided by the Buyer to the Seller regarding the Buyer and (ii) the terms of this Agreement and any other Repurchase Document (the “Buyer Confidential Information”), shall be kept confidential and each of their respective contents will not be divulged to any party without the Buyer’s consent except to the extent that (i) the Seller deems appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any portion of the Buyer Confidential Information is in the public domain other than due to a breach of this covenant, (iii) the Seller deems appropriate in connection with exercising any or all of the Seller’s rights or remedies or complying with any obligations under this Agreement or (iv) as requested or required by any court, tribunal, arbitrator, governmental authority, self-regulating body, law, regulation, legal process, litigation, or arbitration, provided, however, that, Buyer Confidential Information does not preclude the Seller from filing this Agreement with the Securities and Exchange Commission to the extent required under federal securities regulations.

(b)       The Buyer hereby acknowledges and agrees that (i) all pricing information concerning this repurchase facility and all written or computer-readable information provided by the Seller to the Buyer regarding the Seller and (ii) the terms of this Agreement and any other Repurchase Document and (iii) any aspect of any Transaction hereunder (collectively, the “Seller Confidential Information”), shall be kept confidential and each of their respective contents will not be divulged to any party without the Seller’s consent except to the extent that (i) the Buyer deems appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any portion of the Seller Confidential Information is in the public domain other than due to a breach of this covenant, (iii) the Buyer deems appropriate in connection with exercising any or all of the Buyer’s rights or remedies or complying with any obligations under this Agreement or (iv) as requested or required by any court, tribunal, arbitrator, governmental authority, self-regulating body, law, regulation, legal process, litigation, or arbitration, provided, however, that, Seller Confidential Information does not preclude the Buyer from filing this Agreement with the Securities and Exchange Commission to the extent required under federal securities regulations.

(c)       Notwithstanding anything in this Agreement to the contrary, Seller and Buyer shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets, including information relating to any Eligible Mortgage Loan (the “Confidential Mortgage Information”). Seller and Buyer understand that the Confidential Mortgage Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act (with respect to Buyer, to the extent the GLB Act is applicable to the Buyer) and other applicable federal and state privacy laws. Seller and Buyer shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the Mortgagors, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller and Buyer shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of the nonpublic personal information of any Mortgagor by providing notice directly to the other party.

The provisions set forth in this Section shall survive the termination of this Agreement for a period of one year following such termination.

Section 11.18 Set-Off. In addition to any rights and remedies of the Buyer provided by this Agreement and by law, upon the occurrence and continuance of an Event of Default, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by Applicable Law, to set-off and appropriate and apply against any amount due and payable by the Seller or any Affiliate thereof any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof, whether under this Agreement or under any other agreements or transactions entered into between such parties. The Buyer agrees promptly to notify the Seller after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application. The exercise of any such right of set-off shall be without prejudice to the Buyer’s or its Affiliates’ right to recover any deficiency.

Section 11.19 Amendment. This Agreement may only be amended in writing executed by the Seller and the Buyer.

Section 11.20 Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

Section 11.21 Limitation of Liability. No party shall be required to pay or be liable to the other party for, any consequential, special, indirect or punitive damages, opportunity costs or lost profits (whether or not arising from its negligence.)

Section 11.22 Non-Reliance. Each party represents and warrants, as of each Purchase Date for each Transaction, that: (i) it understands the terms, conditions and risks of such Transaction and is willing to assume (financially and otherwise) those risks; and (ii) it has made its own decision regarding the entering into such Transaction based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult, and is not relying on any advice (whether written or oral) of the other party.

Section 11.23 Register. The Seller shall maintain at one of its U.S. offices a register for the recordation of the names and address of Buyer and each assignee from time-to-time in respect of each Transaction and the Purchase Price, Pricing Rate, and Repurchase Price in respect of such Transaction (the “Register”); it being acknowledged and agreed that a Person to which the Seller rehypothecates any Transaction hereunder by means of a repurchase agreement shall not be considered an “assignee” for purposes of this Section 11.23. The entries in the Register shall be conclusive absent manifest error, and the Seller and the Buyer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller and any Buyer, at any reasonable time and from time to time upon reasonable prior notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly entered into this Agreement as of the date set forth above.

BUYER:

AMHERST PIERPONT SECURITIES LLC

By:	/s/ Xavter Negroni
Name: Xavter Negroni
Title: Senior Managing Director

Buyer’s Address for Notices:

Amherst Pierpont Securities LLC

245 Park Avenue, 15th Floor
New York, New York 10167
Telephone: [***]
Email: [***]

[Signature Page to the Master Repurchase Agreement]

SELLER: HOME POINT FINANCIAL CORPORATION

By:	/s/ Maria Fregosi
Name:
Title:

Seller’s Address for Notices:

2211 Old Earhart Road, Suite 250

Ann Arbor, MI 48105

Attention Joe Ruhlin

Telephone: [***]

E-mail: [***]

With a copy to:            legal@hpfc.com

[Signature Page to the Master Repurchase Agreement]

SCHEDULE 1

[Reserved]

Sch. 1-1

EXHIBIT I

FORM OF TRANSACTION REQUEST

[Date]

[_________________]

Confirmation No.:________________________________

Ladies/Gentlemen:

This letter is a request for you to purchase from us the offered Purchased Assets listed in Appendix I hereto, pursuant to the Master Repurchase Agreement governing purchases and sales of such assets between us, dated as of October 1, 2020 (the “Agreement”), as follows:

Buyer: Amherst Pierpont Securities LLC

Seller: Home Point Financial Corporation

Date of Request: [________________]

Requested Purchase Date: [________________]

Repurchase Date: [________________]

Number of offered Purchased Assets:[________________]

Aggregate Unpaid Principal Balance of Eligible Mortgage Loans: $ [___________]

Number of Certified Pools: [________________]

Individual Pool Number for each Certified Pool offered for purchase: [________]

Unpaid Principal Balance for each Certified Pool offered for purchase:[________]

Seller’s Ginnie Mae Commitment Authority as of the Requested Purchase Date: [___________]

Exh. I-1

 Names and addresses for communications:

Buyer: Amherst Pierpont Securities LLC
   245 Park Avenue, 15th Floor
    New York, New York 10167

Seller:

2211 Old Earhart Road, Suite 250
Ann Arbor, MI 48105
Attention [***]
Telephone: [***]
E-mail: [***]
 With a copy to: [***]

I hereby certify as an Officer of Home Point Financial Corporation, and not in my individual capacity, that to my knowledge the following conditions are true and accurate as of the date of this Transaction Request:

1.        No Default or Event of Default with respect to Seller has occurred and is continuing on the date hereof nor will occur after giving effect to such Transaction as a result of such Transaction.

2.        All of the representations and warranties of the Seller contained in the Agreement and each Repurchase Document were true and correct in all material respects as of the date of the Agreement and are true and correct in all material respects as of the date hereof and the Seller has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to the date hereof.

3.        The Seller is in compliance in all material respects with all governmental licenses and authorizations and is qualified to do business and is in good standing in all required jurisdictions except where failure to hold one or more qualifications would not reasonably be expected to result in a Material Adverse Effect with respect to Seller.

4.        The wire instructions listed on the loan data tape are true and correct.

6.        The Seller has performed all of its duties and has satisfied all the material conditions on its part to be performed or satisfied pursuant to the Agreement on or prior to the date hereof.

7.        There are no actions, suits or proceedings pending or, to my knowledge, threatened in writing, against or affecting the Seller which, if adversely determined either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Seller.

8.        No proceedings that could result in the liquidation or dissolution of the Seller are pending or contemplated.

Exh. I-2

All capitalized terms used herein shall have the meaning assigned thereto in the Agreement.

Exh. I-3

   Requested and certified by:

Home Point Financial Corporation

By:
Name: Title:

Exh. I-4

EXHIBIT II

[Reserved.]

Exh. II-1

EXHIBIT III

FORM OF SETTLEMENT STATEMENT

G-Repo Settlement Repo Start

APS Cusip	Purchase Date	Pool Settlement Date	Cpty	Group Num	QTY	Price	Price Differential /Haircut	Purchase Price	Repo Rate	Product	Group Num	Multi Pool #	Cusip	Repurchase Price	Gross proceeds	Net excess

Total

Repo Unwind

APS Cusip	Purchase Date	Pool Settlement Date	Cpty	Group Num	QTY	Price	Price Differential /Haircut	Purchase Price	Repo Rate	Product	Group Num	Multi Pool #	Cusip	Repurchase Price	Gross proceeds	Net excess

Total

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Exh. III-1